UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2014

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon, Canada	001-33614	N/A
(State or other jurisdiction of incorporation)	(Commission File Number 001-33614)	(I.R.S. Employer Identification No.)

400 N. Sam Houston Parkway East, Suite 1200

Houston, Texas 77060

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 876-0120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — Registrant’s Business and Operations

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the information disclosed in this Item 7.01 shall be deemed furnished but shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

•	Disclosure of Certain Information

Ultra Petroleum Corp. (the “Company”) is offering Senior Notes (defined below) pursuant to a preliminary offering memorandum dated September 2, 2014 (the “Preliminary Offering Memorandum”). The Preliminary Offering Memorandum contains the following information regarding our oil and gas reserves:

Proved Reserves and Operating Data

Proved Reserves

The following table sets forth information about our estimated net proved reserves as of December 31, 2013, as estimated by our independent petroleum engineers, Netherland, Sewell & Associates, Inc. (“NSAI”), for all of our oil and gas properties other than our properties in the Uinta Basin of Utah, which were estimated by our company reservoir engineers. The table below also includes our estimated net proved reserves as of December 31, 2013, rolled forward by our company reservoir engineers to June 30, 2014, which is intended to show hypothetically the effects of pricing and timing on our December 31, 2013 reserve estimates. In addition, our roll forward reserves include proved undeveloped reserves attributable to additional drilling locations added to reflect an updated five year development plan, which was increased primarily because of higher gas prices at June 30, 2014. The roll forward reserve data as of June 30, 2014 are based on methodology that is largely mechanical in nature and includes estimates that are unaudited. The estimated net proved reserves data as of June 30, 2014 prepared by our company reservoir engineers were prepared in the following manner:

•	commodity prices and costs were updated for the SEC prices and costs as of June 30, 2014;

•	reserves for proved producing wells were reduced for production for the period from January 1, 2014 to June 30, 2014;

•	wells completed and commencing production and wells drilled to total depth or completed but not commencing production between December 31, 2013 and June 30, 2014, were moved to proved developed reserves or proved undeveloped reserves, respectively;

•	the starting dates for wells brought on to production on or before June 30, 2014 were updated from the estimates in the December 31, 2013 reserve report;

•	future drilling capital expenditures for wells drilled to total depth and completion capital for wells completed during the period from January 1, 2014 to June 30, 2014 were removed from the related future net revenues; and

•	proved undeveloped reserves were added which are attributable to additional drilling locations that reflect an update in our five year development plan.

The roll forward methodology does not include any revision of prior reserves estimates based on evaluation of engineering or geological data or well performance that may have become available or relate to periods or events after December 31, 2013.

The following table also sets forth information as of June 30, 2014 about the estimated net proved reserves attributable to the properties to be acquired and divested in our previously-announced transaction with SWEPI LP (the “SWEPI Transaction”), and our pro forma estimated net proved reserves giving effect to the SWEPI Transaction. Regarding the acquired properties, approximately 59% of the value is attributable to properties in which we currently own an interest. The SWEPI Transaction will increase our average working interest in these properties from 62% to 79%. The portion of these properties we currently own is included in our previous reserve estimates, including the audited report conducted by NSAI for December 31, 2013. The remaining 41% of the value of the acquired properties is attributable to properties located within the Pinedale field and was evaluated with a methodology consistent to the methodology employed by NSAI in our historical audited reports. The reserve estimates for the acquired properties have been prepared by our company reservoir engineers.

	June 30, 2014				December 31, 2013
	Pro Forma	Acquired Reserves	Divested Reserves	Roll forward	Actual
Proved Reserves
Developed:
Natural gas (MMcf)	2,168,090	577,852	231,509	1,821,747	1,777,267
Oil (MBbl)	28,885	4,293	—	24,592	20,566
Natural gas liquids (MBbl)	18,997	18,997	—	—	—
Undeveloped:
Natural gas (MMcf)	3,266,484	1,039,325	—	2,227,159	1,632,475
Oil (MBbl)	40,888	7,862	—	33,026	13,553
Natural gas liquids (MBbl)	41,968	41,968	—	—	—
Total Proved Reserves
(MMcfe)(1)	6,219,004	2,055,897	231,509	4,394,616	3,614,456
Standardized measure of discounted future net cash flows, before income taxes (“PV-10 Value”) (000’s)(2)	$7,766,574	$2,056,924	$220,606	$5,930,256	$4,131,770
Standardized measure (000’s)	$5,575,930	$1,458,007	$142,732	$4,260,655	$3,187,969
Calculated average price used in estimates(3):
Gas ($/Mcf)	$4.08	$3.90	$2.74	$4.07	$3.51
Oil ($/Bbl)	$87.75	$93.12	$—	$86.62	$84.97
Natural gas liquids ($/Bbl)	$25.43	$25.43	$—	$—	$—

(1)	Oil and condensate are converted to natural gas at the ratio of one barrel of oil or condensate to six Mcf of natural gas. This conversion ratio, which is typically used in the oil and gas industry, represents the approximate energy equivalent of a barrel of oil or condensate to an Mcf of natural gas. The sales price of one barrel of oil or condensate has been much higher than the sales price of six Mcf of natural gas over the last several years, so a six to one conversion ratio does not represent the economic equivalency of six Mcf of natural gas to one barrel of oil or condensate.

(2)	PV-10 Value is a non-GAAP financial measure. See “—Reconciliation of Non-GAAP Financial Measures,” below.
(3)	Reflects oil and natural gas spot prices based on the average price during the 12-month period before the date of the estimate determined as an unweighted, arithmetic average of the first day of the month price for each month in the period.

Sustained lower commodities prices, especially natural gas, can reduce the quantity of our reserves by causing the economic limit of our developed and proposed undeveloped wells (the point at which the costs to operate exceed the value of estimated future production, assuming constant prices and costs under Securities Exchange Commission rules) to occur earlier in their productive lives than would be the case with higher prices. Our undeveloped reserves may also be reduced by the elimination of wells we planned to drill because they would not be economically producible at such prices and costs. Our proved undeveloped reserves may also be eliminated, or reduced to probable reserves, by the deferral of drilling of otherwise economic wells beyond the five year proved reserve development horizon as a result of revisions to our development plan adopted in response to lower prices or otherwise.

Although we are a reporting issuer in Canada, we are currently exempt from the oil and gas reporting, reserves and resource requirements, and other requirements, of National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators (NI 51-101). We do not prepare our reserve or resource disclosure in accordance with NI 51-101.

Operating Data

The following table sets forth certain information regarding production volumes associated with our sale of oil and natural gas for the periods indicated. Pro forma information for the six months ended June 30, 2014 gives effect to the SWEPI Transaction as if it occurred on January 1, 2014, and pro forma information for the year ended December 31, 2013 gives effect to the SWEPI Transaction and our Uinta Basin acquisition in December 2013 as if both transactions occurred on January 1, 2013.

	Six Months Ended June 30, 2014				Year Ended December 31, 2013
	Pro Forma	Acquired Properties	Divested Properties	Actual	Pro Forma	Acquired Properties	Divested Properties	Uinta	Actual
Net production:
Natural gas (MMcf)	122,065	33,800	19,020	107,285	265,098	79,983	39,797	—	224,912
Oil (MBbls)	1,649	232	—	1,417	2,364	572	—	596	1,196
Total (MMcfe)	131,959	35,192	19,020	115,787	279,282	83,415	39,797	3,576	232,088

Reconciliation of Non-GAAP Financial Measures

PV-10 Value of Proved Reserves

PV-10 Value of proved reserves is a computation of the standardized measure of discounted future net cash flows attributable to our estimated net proved reserves on a pre-tax basis. PV-10 Value of proved reserves is computed on the same basis as standardized measure but does not include a provision for federal income taxes. PV-10 Value of proved reserves is considered a non- GAAP financial measure under the SEC’s regulations. We believe PV-10 Value to be an important measure for evaluating the relative significance of our oil and natural gas properties. We further believe investors and creditors may utilize our PV-10 Value as a basis for comparison of the relative size and value of our estimated reserves to other companies. PV-10 Value of proved reserves, however, is not a substitute for the standardized measure. Our PV-10 Value and the standardized measure do not purport to present the fair value of our oil and natural gas reserves. The table below provides a reconciliation of PV-10 Value of proved reserves to the standardized measure at the dates indicated (amounts in millions):

	June 30, 2014		December 31, 2013
	Pro Forma	Roll Forward
PV-10 Value of proved reserves	$7,767	$5,930	$4,132
Future taxes, discounted at 10%	(2,191)	(1,669)	(944)

Standardized measure	$5,576	$4,261	$3,188

Section 8 – Other Events

Item 8.01	Other Events.

On September 2, 2014, we issued a news release announcing that we intend to offer $700.0 million in aggregate principal amount of senior unsecured notes due 2024 (the “Senior Notes”) pursuant to exemptions from registration under the Securities Act. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

In accordance with General Instruction B.2. of Form 8-K, the news release attached as Exhibit 99.1 hereto is deemed to be filed for purposes of the Exchange Act.

A.	Exhibits

Exhibit No.	Description

99.1	News Release dated September 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA PETROLEUM CORP.

September 2, 2014	By:	/s/ Garrett B. Smith
	Name:	Garrett B. Smith
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release dated September 2, 2014